Exhibit 99.1

Note: Net2Phone CEO Stephen Greenberg will host a conference call at 4:30 p.m. EST today. The call-in number is 800-446-2782. The call can be accessed at http://web.net2phone.com/about/investor/ or www.vcall.com

CONTACT: Sarah Hofstetter Net2Phone Corporate Communications 973-438-3838/ sarah@net2phone.com

Net2Phone Reports 2nd Quarter Fiscal 2004 Results
11th consecutive quarter of 40%+ gross margins; Signs three
Caribbean VoIP deals

NEWARK, NJ – March 9, 2004 – Net2Phone Inc. (Nasdaq: NTOP), a leading provider of retail Voice over IP (VoIP) services, today announced results for the second quarter of fiscal 2004 ended January 31, 2004.

Financial highlights for the quarter and recent achievements include:

•	NGS reports second consecutive quarter of segment income exceeding capital expenditures
•	11th consecutive quarter of gross margins above 40%
•	1000th cable telephony subscriber installed in Puerto Rico in eight weeks of market deployment
•	Three Caribbean agreements to deliver a suite of VoIP solutions

“The results of this quarter demonstrate that we are successfully continuing on the path we had mapped out two years ago. Once again NGS segment income exceeded its capital expenditures and NCT continues its steadfast progress in our cable telephony initiative,” said Stephen Greenberg, CEO of Net2Phone. “Our recent successes in the Caribbean – exclusive partnerships with two cable operators and an incumbent phone company – serve as a regional microcosm for Net2Phone’s opportunities to empower service providers globally with incremental revenue and customer retention tools by deploying VoIP in their markets.”

Revenue for the company for the second quarter totaled $19.8 million, as compared with $20.4 million in the prior quarter and $23.1 million in the second quarter of fiscal 2003. Gross margin for the second quarter was above 40% for the 11th consecutive quarter at 43.3%, as compared to 46.3% in the prior quarter and 46.7% in the second quarter of 2003.

Net loss for the second quarter was ($9.5) million compared to net income of $5.1 million in the prior quarter (the income was primarily attributable to the resolution of various matters with respect to our ADIR subsidiary, resulting in a one-time gain of $12.2 million) and net loss of ($9.2) million in the second quarter of 2003. The second quarter loss of ($9.5) million in fiscal 2004 includes $2.3 million of non-cash services provided by IDT. This is the first time the company is incurring this expense based on a Memorandum of Understanding (MOU) executed by IDT and Net2Phone on October 29, 2003. The expense reflects 356,000 shares of Net2Phone Class A stock that were earned by IDT during the second quarter and will be issued and released to IDT based on the terms of a definitive agreement contemplated by the MOU and expected to be executed in the next few months. Net income (loss) includes certain non-operational, non-cash and/or non-recurring items that management excludes in assessing the company’s performance. As a result, the company also reports net income (loss) before special and non-cash items1 (adjusted for depreciation and amortization, minority interests, other income, interest income, non-cash compensation, non-cash services provided by IDT, gain from litigation, inventory obsolescence expense, non-recurring selling, general and administrative expenses and restructuring, severance, impairment and other items), which excludes the impact these aforementioned items have on the company’s financial results.

[1]	The schedule accompanying this release provides reconciliations to generally accepted accounting principles (GAAP) for all non-GAAP financial measures mentioned in this release.

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Net loss before special and non-cash items for the quarter was $3.1 million, compared to $2.6 million in the prior quarter and a loss of $3.4 million in the second quarter of 2003. Net income (loss) before special and non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP.

The company believes that net income (loss) before special and non-cash items provides investors with a measure of the company’s operational and financial progress that corresponds with the measurements used by management. Management uses this measurement, instead of net income (loss), as a basis for allocating resources and making other daily operating decisions. The accompanying table includes a detailed reconciliation of net income (loss) reported in accordance with GAAP to net income (loss) before special and non-cash items.

Capital expenditures during the second quarter were $1.6 million, compared with $1.3 million in the prior quarter, and $1.4 million in the second quarter of 2003. The company reported cash, cash equivalents and marketable securities of $138.8 million as of January 31, 2004, including $25.9 million of restricted funds.

Net2Phone Global Services (NGS)
NGS revenue for the second quarter was $19.7 million, as compared to $20.4 million in the prior quarter and $23.0 million in the second quarter of fiscal year 2003. A significant factor in the revenue decline resulted from the company’s exit from the US disposable calling card business. The company had been scaling back its efforts in this historically high-revenue, low-margin business for the past two years by raising its prices and allowing this revenue stream to run off. NGS reported segment income of $1.1 million this quarter, exceeding its capital expenditures by $0.2 million, representing the second consecutive quarter of successfully managing its business profitably. Segment income (loss) is the net income (loss) before special and non-cash items directly attributable to the segment’s operations less the allocation of certain corporate expenses.

Earlier this month, NGS announced a two-year exclusive agreement with Telecommunications Services of Trinidad and Tobago (TSTT), 51% government owned and 49% owned by Cable & Wireless, to deliver a suite of co-branded VoIP solutions throughout Trinidad, including calling cards, prefix dialing services, (similar to 10-10 services in the US), and Internet telephony call shop services.

Net2Phone also unveiled its strategy to offer VoiceLine, hosted broadband telephony services that will be marketed to service providers globally. By offering VoIP solutions to their residential and small office/home office (SOHO) subscribers via Net2Phone, service providers can rapidly generate incremental revenue as well as deliver added value, features and functionality to their customers, thereby retaining existing customers.

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In that regard, Net2Phone announced that it has signed a Memorandum of Understanding with The Cable of St. Kitts, the only cable operator on St. Kitts, to deliver residential broadband telephony service to its customers. The Cable will also sell customers prefix dialing service throughout St. Kitts, thereby maximizing telephony revenue and leveraging the same infrastructure and technology that is supporting its residential broadband telephony offering.

These partnerships build on Net2Phone’s strategy to offer hosted VoIP solutions to partners globally, enabling them to expedite their time to market while benefiting from outsourcing their deployments to a provider that has the technical expertise, robust back-office and worldwide network to support multiple services on a single platform.

The rollout of new services, such as VoiceLine, combined with continued penetration into newly liberalized telecommunications markets, is expected to result in increased revenue over time as well as expanded operating margins on a segment basis. By laying the groundwork for new services utilizing existing infrastructure and technology, NGS can continue to innovate while limiting the extent of required up-front investments in capital expenditures.

Net2Phone Cable Telephony (NCT)
After beginning the rollout of Liberty VoiceLinks in conjunction with Liberty Cablevision of Puerto Rico in mid-December, more than 1,000 telephony subscribers have been installed to date. As announced in October 2003, Net2Phone signed a full production agreement with Liberty Cablevision of Puerto Rico to deliver managed VoIP telephony to its subscribers. Net2Phone’s cable voice platform utilizes PacketCable compliant standards and permits cable operators like Liberty Cablevision of Puerto Rico to deploy toll-quality residential telephone service over their existing cable network. The company also has signed a memorandum of understanding with Cebridge Connections, the 12th largest cable operator in the US, and is currently negotiating final contractual terms.

Net2Phone’s cable voice platform utilizes PacketCable compliant standards and permits cable operators like Liberty Cablevision of Puerto Rico to deploy toll-quality residential telephone service over their existing cable network. The company also has signed a memorandum of understanding with Cebridge Connections, the 12th largest cable operator in the US, and is currently negotiating final contractual terms.

About Net2Phone
Founded in 1995, Net2Phone is a leading provider of retail VoIP services globally, comprised of two wholly owned subsidiaries. Net2Phone Global Services (“NGS”) provides consumers and small businesses globally with bundled voice and enhanced services either directly or via partners. Its robust hosted services platform enables service providers, including high speed data providers, wireless providers and telecommunications operators, with a host of VoIP solutions – including residential broadband telephony, calling cards, prefix dialing and enterprise services globally. The same platform supports Net2Phone’s more than 100,000 consumer and corporate users in the US as well as hundreds of thousands more overseas. Net2Phone Cable Telephony (“NCT”) provides cable operators with a turn-key solution to deliver residential phone service to their subscribers. While the opportunities for each unit differ, each division relies on quality partners for distribution and each utilizes a centralized platform to deliver retail services at a low incremental cost. Traded on the NASDAQ under the symbol NTOP, Net2Phone’s strategic partners and investors include Liberty Media Corporation (NYSE: L; LMC.B) and IDT Corporation (NYSE: IDT; IDT.C). For more information about Net2Phone’s products and services, please visit www.net2phone.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect the Company’s results include, but are not limited to, the Company’s ability to expand its customer base, the Company’s ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute the Company’s products and meet or renew their financial commitments, the Company’s ability to address international markets, the effectiveness of the Company’s sales and marketing activities, the acceptance of the Company’s products in the marketplace, the timing and scope of deployments of the Company’s products by customers, fluctuations in customer sales cycles, customers’ ability to obtain additional funding, technical difficulties with respect to the Company’s products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, the Company’s ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, the Company’s ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this Press Release and in the Company’s Annual Report on Form 10-K for the fiscal year ending July 31, 2003 and its other filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.

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Net2Phone, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(All Numbers in 000’s except EPS Calculation)	2Q04	2Q03	1Q04	1H04	1H03
	January 31, 2004	January 31, 2003	October 31, 2003	January 31, 2004	January 31, 2003

Revenue	$19,812	$23,051	$20,405	$40,217	$46,999
				—
Direct cost of revenue	11,243	12,286	10,948	22,190	26,228
Selling, general and administrative	11,589	14,563	12,573	24,162	28,223
Depreciation and amortization	2,659	2,375	2,488	5,147	4,856
Restructuring, severance, impairment and other items	833	703	195	1,028	5,876
Settlement of Cisco litigation	—	395	—	—	(58,034)
Non-cash compensation	2,155	2,693	1,841	3,996	4,349
Non-cash services provided by IDT	2,254	—		2,254	—

Total cost and expense	30,733	33,015	28,045	58,777	11,497

Income (loss) from operations	(10,921)	(9,964)	(7,640)	(18,561)	35,502
Interest income, net	660	599	216	875	1,399
Other Income (loss)	740	(10)	12,523	13,263	6
Income (loss) before minority interests	(9,521)	(9,375)	5,099	(4,423)	36,907

Minority interests	—	(134)	—	—	24

Net income (loss) available to common stockholders	$(9,521)	$(9,241)	$5,099	$(4,423)	$36,883

Net income (loss) per common share-basic and diluted	$(0.13)	$(0.15)	$0.08	$(0.07)	$0.62

Weighted Average number of common shares used in the calculation of basic net gain/(loss) per common share	71,059	59,804	60,250	65,647	59,574

Weighted Average number of common shares used in the calculation of diluted net gain/(loss) per common share	71,059	59,804	63,160	65,647	59,643

Cash, cash equivalents and marketable securities*	$138,803	$111,578	$87,915	$138,803	$111,578
Fixed assets (net)	21,133	29,375	22,233	21,133	29,375
Total assets	176,772	166,623	126,435	176,772	166,623
Total Stockholders’ Equity	142,753	98,243	84,212	142,753	98,243

*	Includes Restricted Cash of $25.9 Mil., $23.1 Mil., $23.8 Mil. as of Jan 31, 2004; Jan 31, 2003; and Oct 31, 2003 respectively.

Net income (loss) available to common stockholders	$(9,521)	$(9,241)	$5,099	$(4,423)	$36,883
EXCLUDING
Minority interests	—	134	—	—	(24)
Other Income (loss)	740	(10)	12,523	13,263	6
Interest income, net	660	599	216	875	1,399
Depreciation and amortization	(2,659)	(2,375)	(2,488)	(5,147)	(4,856)
Inventory obsolescence expense	(556)	—	—	(556)	—
Non-recurring SG&A expense	648	(415)	(480)	168	(415)
Settlement of Cisco litigation	—	(395)	—	—	58,034
Restructuring, severance, impairment and other items	(833)	(703)	(195)	(1,028)	(5,876)
Non-cash compensation	(2,155)	(2,693)	(1,841)	(3,996)	(4,349)
Non-cash services provided by IDT	(2,254)	—	—	(2,254)	—

Net income (loss) before special and non-cash items	$(3,112)	$(3,383)	$(2,636)	$(5,748)	$(7,037)

SEGMENT INCOME (LOSS)
The following table summarizes the operating performance of Net2Phone’s business segments:

Net2Phone Global Services (NGS)	$1,135	$831	$1,338	$2,473	$1,297
Net2Phone Cable Telephony (NCT)	(2,136)	(1,958)	(2,074)	(4,211)	(3,904)
Corporate / Other	(2,111)	(2,256)	(1,900)	(4,011)	(4,430)

Total	$(3,112)	$(3,383)	$(2,636)	$(5,748)	$(7,037)